Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES, INC. SELLS

CANADA BASED POOL ACCESSORIES BUSINESS

(Newport Beach, California, March 9, 2006) — Water Pik Technologies, Inc. (NYSE: PIK) today announced that it has completed the sale of its Canada based Olympic Pool Accessories (“Olympic”) business to a new corporation formed by Canadian Buttons Limited and The Brantley Group, Inc., for $1.9 million, payable $1.5 million in cash at closing and the balance in May and June 2006.  The Olympic sale will have no impact on the pending sale of the Company to Coast Acquisition Corporation.

Olympic manufactures and distributes a line of pool and spa accessories, primarily cleaning and maintenance supplies, white goods, ladders, solar reels, floating lounges, pool toys and games in Canada under the Olympic™ brand and in the United States and Europe under the Water Pik® and Jandy® brand names.  The Olympic sale will result in an after-tax loss, in the second fiscal quarter of approximately $7.2 million, of which $7.0 million is non-cash including $3.3 million related to unamortized goodwill impairment.  Total cash proceeds, net of transaction costs, including the tax benefit from the loss realizable in 2006, will be approximately $2.9 million.  In the three months ended December 31, 2005, the Company’s results included a loss of $0.04 per share for the Olympic business.  The Olympic sale is expected to have a positive but immaterial impact on operating income for the remainder of Fiscal-Year 2006, excluding the effect of recording the transaction.

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Recent Merger Announcement

On January 6, 2006, the Company announced that it had signed a definitive agreement to be acquired by Coast Acquisition Corporation, a newly-formed corporation 80 percent owned by The Carlyle Group, a global private equity investment firm, and 20 percent owned by Zodiac S.A., an industrial company listed on the Paris Stock Exchange. Under the terms of the agreement, stockholders will receive $27.75 in cash for each share of common stock.  The aggregate consideration, on a fully diluted equity value basis, is approximately $380 million.  The sale is expected to be completed in late April 2006, and is subject to various conditions, including approval by the Company’s stockholders and other customary closing conditions.  On February 22, 2006, in satisfaction of one of the conditions to the Coast Merger, the Federal Trade Commission (“FTC”) granted early termination of the waiting period for United States anti-trust regulatory review.  The Olympic sale has been approved by Coast Acquisition Corporation.

Important Merger Information

Water Pik Technologies, Inc. filed with the Securities and Exchange Commission “SEC” on February 21, 2006 and mailed to its Stockholders on February 24, 2006 a Proxy Statement in connection with the transaction.  The Proxy Statement contains important information about Water Pik Technologies, Inc., the transaction and related matters.  Investors and security holders are urged to read the Proxy Statement carefully.  Investor and security holders may obtain free copies of the Proxy Statement and other documents filed with the SEC by Water Pik Technologies, Inc. through the web site maintained by the SEC at www.sec.gov. or from Water Pik Technologies, Inc. through the Company’s web site at www.waterpik.com, by contacting Investor Relations, Water Pik Technologies, Inc., 23 Corporate Plaza, Suite 246, Newport Beach, CA 92660, by email at corpinfo@waterpik.com or by telephone at (949) 719-3700.

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Water Pik Technologies, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement.  Information about the directors and executive officers of Water Pik Technologies, Inc. is contained in the Annual Report on Form 10-K, which was filed with the SEC on December 14, 2005 and the Proxy Statement, which was filed with the SEC on February 21, 2006.  As of February 17, 2006, the record date, the directors and executive officers of Water Pik Technologies, Inc. held and are entitled to vote, in the aggregate, 998,194 shares of its common stock, representing approximately 8.1 percent of the outstanding shares of the common stock (or 2,516,837 shares, representing approximately 18.2 percent of the outstanding shares, including shares underlying options and stock units exercisable or convertible, respectively, within 60 days of the record date).

Forward-looking Statements

In this press release, any statements, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in our filings with the Securities and Exchange Commission.  With respect to our announcement on January 6, 2006, the closing of the transaction and the closing date are subject to the satisfaction of agreed upon closing conditions specified in the definitive agreement and approval of the Water Pik Technologies, Inc. stockholders.  The failure to satisfy the closing conditions could result in a failure of or delay in closing the transaction.  The reader is cautioned not to rely on any forward-looking statements, as actual results may differ materially from those reflected in the forward-looking statements.  We do not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

Founded in 1884, Canadian Buttons Limited was one of the pioneering companies to manufacture products in plastic in Canada.  Canadian Buttons Limited is a privately owned Canadian company.  A major supplier to garment manufacturers and retailers around the world, Canadian Buttons Limited constantly focuses on developing new products and services that respond to the changing and growing needs of its customers.

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Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal healthcare products and swimming pool and spa products sold under the Water Pik® and Jandy® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug store chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates six major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

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